Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group 1Q 2012 Net Income Climbs 270%

Amounts in 000’s

MASSILLON, OHIO, May 2, 2012 – MISCOR Group, Ltd. (MIGL), a provider of electro-mechanical repair and complementary services to a broad range of industries, today reported a 270 percent increase in net income for the three months ending April 1, 2012 compared to the three month period ending April 3, 2011. This increase in net income is a continuation of the improved results reported by MISCOR Group for fiscal year 2011.

“We are pleased to report significant earnings growth for the 2012 first quarter as we carry forward the momentum of profitability experienced in 2011,” stated Michael P. Moore, President and CEO of MISCOR Group. “We continue to benefit from the previously completed restructuring, and have maintained the spirit of continuous improvement that the restructuring cultivated.”

For the three months ending April 1, 2012, the Company reported a $1,441 or 13.1% increase in net revenues to $12,478, compared to net revenues of $11,037 for the same period in 2011, primarily due to increased demand for their railroad products and services. Net income for the three months ending April 1, 2012 was $815 compared to $220 for the three months ending April 3, 2011, an increase of 270 percent. This increase is due to improved gross margins, reduced general and administrative expenses, and reduced interest expense. Correspondingly, basic and fully diluted earnings per share increased to $0.07 per share for the three month period ending April 1, 2012 compared to $0.02 per share for the same period ending April 3, 2011. For more details, the reader is strongly encouraged to review the Company’s most recent Form 10-Q filed with the Security and Exchange Commission on May 2, 2012.

“We remain focused on nurturing mutually beneficial partnerships with our customers that extend equipment life, improve equipment performance, and minimize down time with the repairs, remanufacturing and manufacturing services and products that we offer,” Moore continued. “We offer customers a unique bundle of services within our industrial services markets and also provide superior quality diesel engine power assemblies and components to the markets we serve.”

About MISCOR Group, Ltd.

Massillon, Ohio-based MISCOR Group, Ltd. (MIGL) provides electrical and mechanical solutions to industrial, commercial and institutional customers through two segments: Industrial Services, consisting of the Company’s maintenance and repair services to several industries, including electric utilities, wind power, transportation, chemical, oil, pulp and paper, metal manufacturing and forming, and repairing, manufacturing, and remanufacturing industrial lifting magnets for the steel and scrap industries; and Rail Services, consisting of the Company’s manufacturing of power assemblies, engine parts, and other components related to large diesel engines.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” or variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company’s views, expectations and beliefs at the time such statements were made with respect to such matters, and may cover such items as the Company’s future plans, objectives, events, contract pricing and results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that make the timing, extent, likelihood and degree of occurrence of these matters difficult to predict. Risk Factors include, among others: price of raw materials, ability to win and service competitively priced new contracts in sufficient amounts to operate and expand effectively, employee turnover, ability to compete in highly competitive, geographically diverse marketplaces, ability to complete planned divestitures and varying and sometimes volatile economic conditions. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release is issued. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT:

Trisha Abbruzzi

MISCOR Group, Ltd.

(330) 830-3526 tabbruzzi@miscor.com